Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2022, relating to the financial statements of Pentair plc and subsidiaries and the effectiveness of Pentair plc and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pentair plc for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
May 31, 2022